   As filed with the Securities and Exchange Commission on December 18, 1997
                                              Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                             AVID TECHNOLOGY, INC.
              (Exact name of issuer as specified in its charter)

            DELAWARE                                         04-2977748
 (State or other jurisdiction of                          (I.R.S. Employer
  incorporation or organization)                       Identification Number)

              METROPOLITAN TECHNOLOGY PARK, ONE PARK WEST  01876
                  TEWKSBURY, MASSACHUSETTS         (Zip Code)
                   (Address of Principal Executive Offices)

                             AVID TECHNOLOGY, INC.
                    NONQUALIFIED DEFERRED COMPENSATION PLAN
                           (Full title of the Plan)

                               WILLIAM J. MILLER
                            CHIEF EXECUTIVE OFFICER
                             AVID TECHNOLOGY, INC.
                  METROPOLITAN TECHNOLOGY PARK, ONE PARK WEST
                             TEWKSBURY, MA  01876
                    (Name and address of agent for service)

                                (978) 640-6789
         (Telephone number, including area code, of agent for service)

=========================================================================================
  Title of Securities   Amount to be   Proposed Maximum Aggregate        Amount of
   to be Registered      Registered        Offering Price (1)       Registration Fee (2)
-----------------------------------------------------------------------------------------
Deferred Compensation    $5,000,000        $5,000,000                   $1,475
     Obligations
=========================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of Avid Technology, Inc. to pay deferred compensation in the future in accordance with the terms of the Avid Technology, Inc. Nonqualified Deferred Compensation Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information required by Part I is included in documents sent or given to participants in the Avid Technology, Inc. Nonqualified Deferred Compensation Plan (the "Plan") pursuant to Rule 428(b)(l) of the Securities Act of 1933, as amended (the "Securities Act").


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3.   Incorporation of Documents by Reference
               ---------------------------------------

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are filed with the Commission, are incorporated in this Registration Statement by reference:

          (1) The Registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

          (2) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (1) above.

          (3) The description of the common stock of the Registrant, $.01 par value per share (the "Common Stock"), contained in a Registration Statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4.   Description of Securities
               -------------------------

     Under the Plan, the Registrant will provide a select group of highly compensated or management employees (the "Eligible Employees") the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the Registrant under such agreements (the "Obligations") will be unfunded and unsecured general obligations of the Registrant to pay in the future the value of the deferred compensation adjusted to reflect the performance, whether positive or negative, of investment measurement options chosen by each participant from those measurement options made available under the Plan during the deferral period in accordance with the terms of the Plan.

     The Plan will be administered by the members of the Compensation Committee of the Board of Directors. The Compensation Committee may from time to time adopt rules and procedures governing the Plan and shall have the authority to give interpretive rulings with respect to the Plan.

     An Eligible Employee may elect to defer all or a portion of his or her compensation. The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on elections by the participant. Participants may elect to defer any portion of bonus up to 100% by specifying a percentage, a dollar amount or the excess over a dollar amount. The minimum deferral under the Plan is $5,000.

     The Obligations for each participant will equal the balance in a bookkeeping reserve account established for such participant. The investment earnings credited to such account will be indexed to one or more mutual funds or indices, the type of which will be individually chosen by each participant from a list of types of investment media made available under the Plan. Each participant's deferred compensation account will be adjusted to reflect contributions by the Registrant and the investment experience of the selected mutual funds or indices, including any appreciation or depreciation. The Registrant is not required to actually invest the deferred compensation in the types of funds specified by participants. However, the Registrant may establish a trust, which may be a grantor trust for federal income tax purposes, to make such investments to assist the Registrant in meeting the Obligations.

     The Obligations will be distributed by the Registrant in accordance with the terms of the Plan and upon a payment plan selected by each participant. Upon a determination by the Committee that a participant has suffered an unforeseeable financial emergency, the Committee may direct the Registrant to pay such participant an amount necessary to meet the emergency, but not exceeding the aggregate balance of the participant's deferral account.

     A participant's right or the right of any other person to the Obligations cannot be assigned or transferred in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process. If any Participant attempts to transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefit under the Plan, the Committee may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effect of such occurrence. The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.

     The Registrant may at any time amend, suspend or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension or reinstatement may adversely affect any participant's deferral account as it existed as of the day before the effective date of such amendment, suspension or reinstatement, without such participant's prior written consent. The Registrant may terminate the Plan at any time and for any reason whatsoever; provided, however, that a termination of the Plan may not adversely affect the value of a participant's deferral account as it existed as of the effective date of such termination without the participant's prior written consent.

     The Plan will terminate automatically upon the occurrence of a Change-in-Control. Under the Plan, a Change-in-Control is defined as [TO BE PROVIDED]. The Obligations will be distributed to participants in a lump sum as soon as possible after the occurrence of a Change-in-Control.

     Item 5.  Interests of Named Experts and Counsel
              --------------------------------------

     Not applicable.

     Item 6.  Indemnification
              ---------------

     Section 145 of the General Corporation Law statute of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     Article SIXTH of the Registrant's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law statute or (iv) for any transaction in which the director derived an improper personal benefit.

     Article ELEVENTH of the Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought, or threatened to be brought, against him by virtue of his position as, or his agreement to become, a director or officer of the Registrant or by virtue of his serving, or agreeing to serve, at the request of the Registrant, as a director, officer, or trustee of, or in a similar capacity with, a corporation, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection with any action by or in the right of the Registrant brought, or threatened to be brought, against him by virtue of his position as, or his agreement to become, a director or officer of the Registrant or by virtue of his serving, or agreeing to serve, at the request of the Registrant, as a director, officer, or trustee of, or in a similar capacity with, a corporation, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice or the settlement of an action without admission of liability, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless the Board of Directors of the Registrant or independent legal counsel determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Board of Directors or independent legal counsel (who may be regular legal counsel to the Registrant) that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

     Article ELEVENTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law statute is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

     The Company has a Directors and Officers liability policy that insures the Company's officers and directors against certain liabilities.

     Item 7.   Exemption from Registration Claimed
               -----------------------------------

     Not applicable.

     Item 8.   Exhibits
               --------

     The Exhibit Index immediately preceding the exhibits to this Registration Statement is incorporated herein by reference.

     Item 9.   Undertakings
               ------------

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information
--------  -------
required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tewksbury, Commonwealth of Massachusetts, on the 18th day of December, 1997.

                                        AVID TECHNOLOGY, INC.



                                        By: /s/ William J. Miller
                                            ------------------------
                                            William J. Miller
                                            President and
                                            Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Avid Technology, Inc., hereby severally constitute William L. Flaherty, Frederic G. Hammond and Mark G. Borden, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable Avid Technology, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                    Title                        Date
---------                    -----                        ----



/s/ William J. Miller      Chief Executive Officer and        December 9, 1997
-----------------------    Chairman of the Board
William J. Miller          (Principal Executive Officer)


/s/ William L. Flaherty    Senior Vice President of Finance   December 9, 1997
-----------------------    and Chief Financial Officer
William L. Flaherty        (Principal Financial Officer)

                           Director
-----------------------
Charles T. Brumback

/s/ William E. Foster      Director                           December 9, 1997
-----------------------
William E. Foster

                           Director
-----------------------
Peter C. Gotcher

/s/ Robert M. Halperin     Director                           December 9, 1997
-----------------------
Robert M. Halperin

/s/ Nancy Hawthorne        Director                           December 15, 1997
-----------------------
Nancy Hawthorne

/s/ William S. Kaiser      Director                           December 9, 1997
-----------------------
William S. Kaiser

/s/ William J. Warner      Director
-----------------------                                       December 9, 1997
William J. Warner

                                 EXHIBIT INDEX

Exhibit
Number    Description
--------  -------------------------------------------------------------------
 4.1      Avid Technology, Inc. Nonqualified Deferred Compensation Plan.

 4.2 (1) Third Amended and Restated Certificate of Incorporation of the Registrant.

 4.3 (2) Certificate of Amendment of Third Amended and Restated Certificate of Incorporation of the Registrant.

 4.4 (3)  Amended and Restated By-Laws of the Registrant.

 4.5 (4) Certificate of Designation establishing Series A Junior Participating Preferred Stock and Certificate of Correction.

 4.6 (5) Rights Agreement dated February 29, 1996 between the Registrant and BankBoston, as Rights Agent.

 5        Opinion of Hale and Dorr LLP.

23.1      Consent of Hale and Dorr LLP (included in Exhibit 5).

23.2      Consent of Coopers & Lybrand L.L.P.
24 Power of Attorney (included on the signature page of this Registration Statement).

-----------------------
     (1) Incorporated herein by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

     (2) Incorporated herein by reference from Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 1995.

     (3) Incorporated herein by reference from the Registrant's Registration Statement on Form S-1 (File No. 33-57796) as declared effective by the Commission on March 11, 1993.

     (4) Incorporated herein by reference from Exhibits 3.4 and 3.5 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the Commission on April 1, 1996.

     (5) Incorporated herein by reference from the Registrant's Current Report on Form 8-K as filed with the Commission on March 8, 1996